Exhibit 99.1

Radian Announces Third Quarter 2015 Financial Results

– Reports net income of $70 million or $0.29 per diluted share –

– Adjusted diluted net operating income of $0.31 per share –

PHILADELPHIA--(BUSINESS WIRE)--October 27, 2015--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended September 30, 2015, of $70.1 million, or $0.29 per diluted share. This compares to net income for the quarter ended September 30, 2014, of $153.6 million, or $0.67 per diluted share.

Adjusted pretax operating income for the quarter ended September 30, 2015, was $115.6 million, compared to adjusted pretax operating income for the quarter ended September 30, 2014, of $125.8 million. Adjusted diluted net operating income per share for the quarter ended September 30, 2015, was $0.31. See “Non-GAAP Financial Measures” below.

Key Financial Highlights (dollars in millions, except per share data)

	Quarter Ended September 30, 2015	Quarter Ended September 30, 2014	Percent Change
Net income from continuing operations	$70.1	$132.0	(47%)
Diluted net income per share from continuing operations	$0.29	$0.58	(50%)
Adjusted pretax operating income	$115.6	$125.8	(8%)
Adjusted diluted net operating income per share *	$0.31	$0.37	(16%)
Revenues	$297.3	$272.1	9%
Book value per share	$11.77	$9.08	30%

* Adjusted diluted net operating income per share is calculated using the company’s statutory tax rate.

“We were successful in growing our mortgage insurance in force with high-quality business and in further expanding the scope of services we offer through our fee-based businesses,” said Radian’s Chief Executive Officer S.A. Ibrahim. “We are excited about the growth and opportunities ahead for our mortgage insurance and mortgage and real estate services segments, as we continue to enhance and seek new opportunities for our existing products and services.”

THIRD QUARTER HIGHLIGHTS AND RECENT EVENTS

Mortgage Insurance

  New mortgage insurance written (NIW) was $11.2 billion for the quarter, compared to $11.8 billion in the second quarter of 2015 and $11.2 billion in the prior-year quarter.
    Of the $11.2 billion in new business written in the third quarter of 2015, 73 percent was written with monthly premiums and 27 percent with single premiums. This compares to a mix of 68 percent monthly premiums and 32 percent single premiums in the second quarter of 2015.
    Refinances accounted for 13 percent of total NIW in the third quarter of 2015, compared to 23 percent in the second quarter of 2015, and 16 percent a year ago.
    NIW continued to consist of loans with excellent risk characteristics.
  Total primary mortgage insurance in force as of September 30, 2015, was $174.9 billion, compared to $172.7 billion as of June 30, 2015, and $169.2 billion as of September 30, 2014. Persistency, which is the percentage of mortgage insurance in force that remains on the company’s books after a twelve-month period, was 79.2 percent as of September 30, 2015, compared to 80.1 percent as of June 30, 2015, and 84.3 percent as of September 30, 2014. Annualized persistency for the three-months ended September 30, 2015, was 80.5 percent, compared to 76.2 percent for the three-months ended June 30, 2015, and 84.0 percent for the three-months ended September 30, 2014.

  Total net premiums earned were $227.4 million for the quarter ended September 30, 2015, which included the favorable impact of an approximate $5 million reduction to the company’s accrual for rescission-related premium refunds, resulting from a reduction in rescission estimates. This compares to $237.4 million for the quarter ended June 30, 2015, which included the favorable impact of two significant items totaling $15.6 million, and $217.8 million for the quarter ended September 30, 2014.
  The mortgage insurance provision for losses was $64.1 million in the third quarter of 2015, compared to $31.6 million in the second quarter of 2015, and $48.9 million in the prior-year period.
    As compared to the third quarter of 2015, results in the second quarter of 2015 significantly benefited from a reduction in the company’s estimated claim rate on new defaults.
    The loss ratio in the third quarter was 28.2 percent, compared to 13.3 percent in the second quarter of 2015 and 22.5 percent in the third quarter of 2014.
    Mortgage insurance loss reserves were $1.1 billion as of September 30, 2015, compared to $1.2 billion as of June 30, 2015, and $1.6 billion as of September 30, 2014.
    Primary reserve per primary default (excluding IBNR and other reserves) was $26,237 as of September 30, 2015. This compares to primary reserve per primary default of $27,279 as of June 30, 2015, and $27,477 as of September 30, 2014.
  The total number of primary delinquent loans decreased by 5 percent in the third quarter from the second quarter of 2015, and by 23 percent from the third quarter of 2014. The primary mortgage insurance delinquency rate decreased to 4.1 percent in the third quarter of 2015, compared to 4.3 percent in the second quarter of 2015, and 5.4 percent in the third quarter of 2014.
  Total mortgage insurance claims paid were $169.1 million in the third quarter, compared to $212.0 million in the second quarter, and $173.9 million in the third quarter of 2014. Claims paid in the third quarter of 2015 include $62.0 million of claims paid relating to the September 2014 BofA Settlement Agreement. The company expects mortgage insurance net claims paid for the full-year 2015 of approximately $700 million. Claims paid for the full-year 2016 are expected to be approximately $400–450 million.

  Radian Guaranty expects to be able to immediately comply with the financial requirements of the Private Mortgage Insurer Eligibility Requirements (PMIERs) developed by Fannie Mae and Freddie Mac that come into effect on December 31, 2015, by utilizing approximately $320 million of existing holding company liquidity.

Mortgage and Real Estate Services

  On June 30, 2014, Radian completed the acquisition of Clayton Holdings LLC, a leading provider of risk-based analytics, residential loan due diligence, consulting, surveillance and staffing solutions. The company also provides customized Real Estate Owned (REO) asset management and single-family rental services through its Green River Capital subsidiary; advanced Automated Valuation Models, Broker Price Opinions and technology solutions to monitor loan portfolio performance, acquire and track non-performing loans, and value and sell residential real estate through its Red Bell Real Estate subsidiary; and a global reach through its Clayton EuroRisk subsidiary.
  Total revenues for the quarter were $43.1 million, compared to $44.6 for the second quarter of 2015, and $42.2 million for the third quarter of 2014. Gross profit for the quarter was $17.2 million, compared to $19.1 million for the second quarter of 2015, and $18.3 million for the third quarter of 2014.
  Adjusted pretax operating income before corporate allocations for the quarter ended September 30, 2015, was $5.7 million, compared to $7.6 million for the quarter ended June 30, 2015, and $9.4 million for the quarter ended September 30, 2014.
  In order to help facilitate the evaluation of its Services segment, the company has introduced an additional non-GAAP financial measure representing earnings before interest, income taxes, depreciation and amortization (EBITDA). You may find details regarding this measure and its definition in press release Exhibits E, F and G.

  In October, Clayton announced that it had acquired ValuAmerica, Inc., a national title agency and a fully-compliant appraisal management company with coverage across all 3,143 counties in the U.S. In addition, the company's award-winning technology platform, ValuNet xsp, helps mortgage lenders and their vendors streamline and manage their supply chains and operational workflow. The acquisition expands the scope of title and valuation services Clayton offers to its mortgage clients and is consistent with the company’s strategy of being a complete solution provider to the mortgage and real estate industries.

Expenses

Other operating expenses were $65.1 million in the third quarter, compared to $67.7 million in the second quarter of 2015, and $51.2 million in the third quarter of last year.

  Operating expenses for the third quarter of 2015 were comprised of $51.5 million for the Mortgage Insurance segment, compared to $54.4 million in the second quarter of 2015, and $42.2 million in the third quarter of last year.
  Operating expenses for the third quarter of 2015 were comprised of $13.1 million for the Services segment, compared to $12.8 million in the second quarter of 2015, and $9.5 million in the third quarter of last year.

CAPITAL AND LIQUIDITY UPDATE

Radian Group maintains approximately $710 million of currently available liquidity.

  Currently available holding company liquidity of approximately $710 million reflects the following fourth quarter 2015 transactions:
    A cash payment to repurchase $8.5 million principal amount of the company’s convertible senior notes due 2017 in a negotiated transaction
    The expected settlement of a holder’s conversion of $10.0 million principal amount of the company’s convertible senior notes due 2019
    Cash utilized for the Clayton acquisition of ValuAmerica
  Book value per share at September 30, 2015, was $11.77, compared to $11.28 at June 30, 2015.

  As of September 30, 2015, Radian Guaranty’s risk-to-capital ratio was 16.5:1 and statutory capital was $2.0 billion. The Mortgage Insurance segment’s combined risk-to-capital ratio was 17.9:1 and statutory capital was $2.3 billion.
  As of September 30, 2015, a total of $2.3 billion of risk in force outstanding had been ceded under quota share reinsurance agreements in order to proactively manage Radian Guaranty’s risk-to-capital position. Radian has ceded the maximum amount of NIW under these agreements and has not ceded any premium on new business in 2015. Radian expects to exercise its option to recapture 50 percent of the ceded risk under the Second Quota Share Reinsurance Transaction on December 31, 2015.

CONFERENCE CALL

Radian will discuss third quarter financial results in a conference call today, Tuesday, October 27, 2015, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1096 inside the U.S., or 612.332.0228 for international callers, using passcode 371396 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, using passcode 371396 or by referencing Radian.

In addition to the information provided in the company’s earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income and adjusted diluted net operating income per share (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s core operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing earnings before interest, income taxes, depreciation and amortization (EBITDA). We calculate Services EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. We have presented Services EBITDA to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See press release Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance protects lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.

  Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Discontinued Operations
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measure
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Primary Insurance in Force and Risk in Force by Product, Statutory Capital Ratios
Exhibit J:	Mortgage Insurance Supplemental Information
Percentage of Primary Risk in Force by FICO, LTV and Policy Year
Exhibit K:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit L:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit M:	Mortgage Insurance Supplemental Information
Captives, QSR and Persistency

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2015			2014
(In thousands, except per share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Revenues:
Net premiums earned - insurance	$227,433	$237,437	$224,595	$224,293	$217,827
Services revenue	42,189	43,503	30,630	34,450	42,243
Net investment income	22,091	19,285	17,328	16,531	17,143
Net gains (losses) on investments and other financial instruments	3,868	28,448	16,779	17,983	(6,294)
Other income	1,711	1,743	1,331	1,793	1,162
Total revenues	297,292	330,416	290,663	295,050	272,081

Expenses:
Provision for losses	64,192	32,560	45,028	82,867	48,942
Policy acquisition costs	2,880	6,963	7,750	6,443	4,240
Direct cost of services	24,949	23,520	19,253	19,709	23,896
Other operating expenses	65,082	67,731	53,774	85,800	51,225
Interest expense	21,220	24,501	24,385	24,200	23,989
Loss on induced conversion and debt extinguishment	11	91,876	—	—	—
Amortization and impairment of intangible assets	3,273	3,281	3,023	5,354	3,294
Total expenses	181,607	250,432	153,213	224,373	155,586

Pretax income from continuing operations	115,685	79,984	137,450	70,677	116,495
Income tax provision (benefit)	45,594	34,791	45,723	(807,349)	(15,536)
Net income from continuing operations	70,091	45,193	91,727	878,026	132,031
Income (loss) from discontinued operations, net of tax	—	4,855	530	(449,691)	21,559
Net income	$70,091	$50,048	$92,257	$428,335	$153,590

Diluted net income per share:
Net income from continuing operations	$0.29	$0.20	$0.39	$3.63	$0.58
Income (loss) from discontinued operations, net of tax	—	0.02	—	(1.85)	0.09
Net income	$0.29	$0.22	$0.39	$1.78	$0.67

Selected Mortgage Insurance Key Ratios
Loss ratio (1)	28.2%	13.3%	20.4%	36.9%	22.5%
Expense ratio - NPE basis (1)	23.9%	25.8%	23.0%	36.9%	21.3%
Expense ratio - NPW basis (2)	22.5%	24.4%	21.3%	33.8%	18.9%

(1)	Calculated on a GAAP basis using net premiums earned (“NPE”).
(2)	Calculated on a GAAP basis using net premiums written (“NPW”).

On April 1, 2015, Radian Guaranty completed the previously disclosed sale of 100% of the issued and outstanding shares of Radian Asset Assurance to Assured, pursuant to the Radian Asset Assurance Stock Purchase Agreement dated as of December 22, 2014. As a result, the operating results of Radian Asset Assurance are classified as discontinued operations for all periods presented in our condensed consolidated statements of operations. See Exhibit D for additional information on discontinued operations.

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2015			2014
(In thousands, except per share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net income from continuing operations:
Net income from continuing operations—basic	$70,091	$45,193	$91,727	$878,026	$132,031
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,714	3,707	3,673	3,641	5,552
Net income from continuing operations—diluted	$73,805	$48,900	$95,400	$881,667	$137,583

Net income:
Net income from continuing operations—basic	$70,091	$45,193	$91,727	$878,026	$132,031
Income (loss) from discontinued operations, net of tax	—	4,855	530	(449,691)	21,559
Net income—basic	70,091	50,048	92,257	428,335	153,590
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,714	3,707	3,673	3,641	5,552
Net income—diluted	$73,805	$53,755	$95,930	$431,976	$159,142

Average common shares outstanding—basic	207,938	193,112	191,224	191,053	191,050
Dilutive effect of Convertible Senior Notes due 2017	1,798	12,438	10,886	10,590	6,342
Dilutive effect of Convertible Senior Notes due 2019	37,736	37,736	37,736	37,736	37,736
Dilutive effect of stock-based compensation arrangements (2)	3,323	3,364	3,202	3,422	2,939
Adjusted average common shares outstanding—diluted	250,795	246,650	243,048	242,801	238,067

Net income per share:
Basic:
Net income from continuing operations	$0.34	$0.23	$0.48	$4.60	$0.69
Income (loss) from discontinued operations, net of tax	—	0.03	—	(2.36)	0.11
Net income	$0.34	$0.26	$0.48	$2.24	$0.80

Diluted:
Net income from continuing operations	$0.29	$0.20	$0.39	$3.63	$0.58
Income (loss) from discontinued operations, net of tax	—	0.02	—	(1.85)	0.09
Net income	$0.29	$0.22	$0.39	$1.78	$0.67

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

The following number of shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2015			2014
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Shares of common stock equivalents	469	264	540	542	557

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands, except per share data)	2015	2015	2015	2014	2014

Assets:
Investments	$4,376,771	$4,309,148	$3,621,646	$3,629,299	$3,529,310
Cash	69,030	51,381	57,204	30,465	30,491
Restricted cash	10,280	12,633	14,220	14,031	16,509
Accounts and notes receivable	65,951	72,093	64,405	85,792	69,029
Deferred income taxes, net	601,893	651,238	649,996	700,201	—
Goodwill and other intangible assets, net	287,334	290,640	293,798	288,240	293,632
Other assets	349,657	349,371	340,276	357,864	364,665
Assets held for sale	—	—	1,755,873	1,736,444	1,637,233
Total assets	$5,760,916	$5,736,504	$6,797,418	$6,842,336	$5,940,869

Liabilities and stockholders’ equity:
Unearned premiums	$676,938	$665,947	$657,555	$644,504	$625,269
Reserve for losses and loss adjustment expenses	1,098,570	1,204,792	1,384,714	1,560,032	1,591,150
Long-term debt	1,230,246	1,224,892	1,202,535	1,192,299	1,182,247
Other liabilities	311,855	278,929	310,642	326,743	314,395
Liabilities held for sale	—	—	966,078	947,008	493,407
Total liabilities	3,317,609	3,374,560	4,521,524	4,670,586	4,206,468

Equity component of currently redeemable convertible senior notes	7,737	8,546	68,982	74,690	—

Common stock	224	226	209	209	209
Additional paid-in capital	1,825,034	1,816,545	1,648,436	1,638,552	1,706,222
Retained earnings (deficit)	617,731	548,161	498,593	406,814	(21,044)
Accumulated other comprehensive (loss) income	(7,419)	(11,534)	59,674	51,485	49,014
Total common stockholders’ equity	2,435,570	2,353,398	2,206,912	2,097,060	1,734,401
Total liabilities and stockholders’ equity	$5,760,916	$5,736,504	$6,797,418	$6,842,336	$5,940,869

Shares outstanding	206,870	208,587	191,416	191,054	191,050

Book value per share	$11.77	$11.28	$11.53	$10.98	$9.08

Radian Group Inc. and Subsidiaries
Discontinued Operations
Exhibit D

The income from discontinued operations, net of tax consisted of the following components for the periods indicated:

	2015
(In thousands)	Qtr 2	Qtr 1
Net premiums earned	$—	$1,007
Net investment income	—	9,153
Net gains on investments and other financial instruments	7,818	13,668
Change in fair value of derivative instruments	—	2,625
Total revenues	7,818	26,453

Provision for losses	—	502
Policy acquisition costs	—	(191)
Other operating expense	—	4,107
Total expenses	—	4,418

Equity in net loss of affiliates	—	(13)
Income from operations of businesses held for sale	7,818	22,022
Loss on sale	(350)	(13,930)
Income tax provision	2,613	7,562
Income from discontinued operations, net of tax	$4,855	$530

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 2)

Summarized financial information concerning our operating segments as of and for the periods indicated, is as follows. For a definition of adjusted pretax operating income and EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2015			2014
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net premiums written - insurance	$242,168	$251,082	$241,908	$244,506	$245,775
Increase in unearned premiums	(14,735)	(13,645)	(17,313)	(20,213)	(27,948)
Net premiums earned - insurance	227,433	237,437	224,595	224,293	217,827
Net investment income (1)	22,091	19,285	17,328	16,531	17,143
Other income (1)	1,711	1,743	1,331	1,668	1,037
Total	251,235	258,465	243,254	242,492	236,007

Provision for losses	64,128	31,637	45,851	83,649	48,942
Change in expected economic loss or recovery for consolidated VIEs	—	—	—	(16)	(190)
Policy acquisition costs	2,880	6,963	7,750	6,443	4,240
Other operating expenses before corporate allocations	36,632	41,853	34,050	62,591	33,679
Total (2)	103,640	80,453	87,651	152,667	86,671
Adjusted pretax operating income before corporate allocations	147,595	178,012	155,603	89,825	149,336
Allocation of corporate operating expenses (1)	14,893	12,516	9,758	13,729	8,520
Allocation of interest expense (1)	16,797	20,070	19,953	19,760	19,565
Adjusted pretax operating income	$115,905	$145,426	$125,892	$56,336	$121,251

	Services
	2015			2014
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Services revenue	$43,114	$44,595	$31,532	$34,466	$42,243
Other income	—	—	—	891	125
Total (2)	43,114	44,595	31,532	35,357	42,368

Direct cost of services	25,870	25,501	19,253	19,709	23,896
Other operating expenses before corporate allocations	11,533	11,522	8,857	8,360	9,054
Total	37,403	37,023	28,110	28,069	32,950
Adjusted pretax operating income before corporate allocations (3)	5,711	7,572	3,422	7,288	9,418
Allocation of corporate operating expenses	1,567	1,307	981	740	404
Allocation of interest expense	4,423	4,431	4,432	4,440	4,424
Adjusted pretax operating (loss) income	$(279)	$1,834	$(1,991)	$2,108	$4,590

(1)

For periods prior to the quarter ended June 30, 2015, includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(2)	Inter-segment information:

	2015			2014
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Inter-segment expense included in Mortgage Insurance segment	$925	$1,092	$902	$782	$—
Inter-segment revenue included in Services segment	925	1,092	902	782	—

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 2)

(3) Supplemental information for Services EBITDA (see definition in Exhibit F):

	2015			2014
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted pretax operating income before corporate allocations	$5,711	$7,572	$3,422	$7,288	$9,418
Depreciation and amortization	555	482	449	442	383
Services EBITDA	$6,266	$8,054	$3,871	$7,730	$9,801

	At September 30, 2015
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,408,200	$352,716	$5,760,916

	At December 31, 2014
(In thousands)	Mortgage Insurance	Services	Total
Assets held for sale (1)	$—	$—	$1,736,444
Total assets	4,769,014	336,878	6,842,336

(1)	Assets held for sale are not part of the Mortgage Insurance or Services segments.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measure
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measure

In addition to the traditional GAAP financial measures, we have presented non-GAAP financial measures for the consolidated company, “adjusted pretax operating income (loss)” and “adjusted diluted net operating income (loss) per share,” among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our core operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss)” and “adjusted diluted net operating income (loss) per share” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (the Company’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP pretax income (loss) from continuing operations excluding the effects of net gains (losses) on investments and other financial instruments, loss on induced conversion and debt extinguishment, acquisition-related expenses, amortization and impairment of intangible assets and net impairment losses recognized in earnings. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common shareholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of stock-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading. These valuation adjustments may not necessarily result in economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss). However, we include the change in expected economic loss or recovery associated with our consolidated VIEs, if any, in the calculation of adjusted pretax operating income (loss).

(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt or losses incurred to induce conversion of convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial position; therefore, these activities are not viewed as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measure
Exhibit F (page 2 of 2)

(4)

Amortization and impairment of intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. We do not view these impairment losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing earnings before interest, income taxes, depreciation and amortization (“EBITDA”). We calculate Services EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. We have presented Services EBITDA to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit G for the reconciliation of our non-GAAP financial measures for the consolidated company, adjusted pretax operating income and adjusted diluted net operating income per share, to the most comparable GAAP measures, pretax income from continuing operations and net income per share from continuing operations, respectively. Exhibit G also contains the reconciliation of Services EBITDA to the most comparable GAAP measure, pretax income from continuing operations.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and Services EBITDA are not measures of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income (loss) from continuing operations or net income (loss) per share from continuing operations. Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share or EBITDA may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 2)

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income from Continuing Operations

	2015			2014
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted pretax operating income (loss):
Mortgage Insurance (1)	$115,905	$145,426	$125,892	$56,336	$121,251
Services (2)	(279)	1,834	(1,991)	2,108	4,590
Total adjusted pretax operating income	115,626	147,260	123,901	58,444	125,841

Net gains (losses) on investments and other financial instruments (3)	3,868	28,448	16,779	17,967	(6,484)
Loss on induced conversion and debt extinguishment	(11)	(91,876)	—	—	—
Acquisition-related expenses (4)	(525)	(567)	(207)	(380)	432
Amortization and impairment of intangible assets (4)	(3,273)	(3,281)	(3,023)	(5,354)	(3,294)
Consolidated pretax income from continuing operations	$115,685	$79,984	$137,450	$70,677	$116,495

(1)

For periods prior to the quarter ended June 30, 2015, includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(2)

Effective with the fourth quarter of 2014, the Services segment undertook the management responsibilities of certain additional loan servicer surveillance functions previously considered part of the Mortgage Insurance segment. As a result, these activities are now reported in the Services segment for all periods presented.

(3)	This line item includes a de minimis amount of expected economic loss or recovery associated with our previously consolidated VIEs that is included in adjusted pretax operating income above.
(4)	Please see Exhibit F for the definition of this line item.

Reconciliation of Adjusted Diluted Net Operating Income Per Share (1) to Net Income Per Share from Continuing Operations

	2015			2014
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted diluted net operating income per share	$0.31	$0.40	$0.35	$0.17	$0.37

After tax per share impact:

Net gains (losses) on investments and other financial instruments	0.01	0.07	0.04	0.05	(0.02)
Loss on induced conversion and debt extinguishment	—	(0.28)	—	—	—
Amortization and impairment of intangible assets	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Difference between statutory and effective tax rate	(0.02)	0.02	0.01	3.42	0.24

Net income per share from continuing operations	$0.29	$0.20	$0.39	$3.63	$0.58

(1)	Calculated using the company’s statutory tax rate.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 2)

Reconciliation of Services Segment EBITDA to Consolidated Pretax Income from Continuing Operations

	2015			2014
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Services EBITDA	$6,266	$8,054	$3,871	$7,730	$9,801
Allocation of corporate operating expenses to Services	(1,567)	(1,307)	(981)	(740)	(404)
Allocation of corporate interest expenses to Services	(4,423)	(4,431)	(4,432)	(4,440)	(4,424)
Services depreciation and amortization	(555)	(482)	(449)	(442)	(383)
Services adjusted pretax operating (loss) income	(279)	1,834	(1,991)	2,108	4,590
Mortgage Insurance adjusted pretax operating income	115,905	145,426	125,892	56,336	121,251
Total adjusted pretax operating income	115,626	147,260	123,901	58,444	125,841

Net gains (losses) on investments and other financial instruments	3,868	28,448	16,779	17,967	(6,484)
Loss on induced conversion and debt extinguishment	(11)	(91,876)	—	—	—
Acquisition-related expenses	(525)	(567)	(207)	(380)	432
Amortization and impairment of intangible assets	(3,273)	(3,281)	(3,023)	(5,354)	(3,294)
Consolidated pretax income from continuing operations	$115,685	$79,984	$137,450	$70,677	$116,495

On a consolidated basis, “adjusted pretax operating income” and “adjusted diluted net operating income per share” are measures not determined in accordance with GAAP. “Services EBITDA” is also a non-GAAP measure. These measures are not representative of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income from continuing operations or net income per share from continuing operations. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share or EBITDA may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H

	2015			2014
($ in millions)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Total primary new insurance written	$11,176	$11,751	$9,385	$10,009	$11,210

Percentage of primary new insurance written by FICO score
>=740	61.0%	63.0%	63.6%	60.2%	61.6%
680-739	31.9	30.8	30.3	32.6	31.2
620-679	7.1	6.2	6.1	7.2	7.2
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Monthly premiums	73%	68%	63%	69%	72%
Single premiums	27%	32%	37%	31%	28%

Refinances	13%	23%	33%	22%	16%
LTV
95.01% and above	3.5%	3.2%	1.8%	0.5%	0.3%
90.01% to 95.00%	51.5%	49.4%	48.4%	51.7%	53.7%
85.01% to 90.00%	34.1%	34.0%	33.3%	33.2%	33.5%
85.00% and below	10.9%	13.4%	16.5%	14.6%	12.5%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force by Product, Statutory Capital Ratios
Exhibit I

	September 30,		June 30,	March 31,	December 31,	September 30,
($ in millions)	2015		2015	2015	2014	2014
Primary insurance in force (1)
Flow	$166,527		$164,137	$162,832	$162,302	$159,770
Structured	8,339		8,555	9,309	9,508	9,452
Total Primary	$174,866		$172,692	$172,141	$171,810	$169,222

Prime	$164,060		$161,397	$160,452	$159,647	$156,581
Alt-A	6,531		6,857	7,122	7,412	7,709
A minus and below	4,275		4,438	4,567	4,751	4,932
Total Primary	$174,866		$172,692	$172,141	$171,810	$169,222

Primary risk in force (1) (2)
Flow	$42,454		$41,706	$41,256	$41,071	$40,337
Structured	1,910		1,957	2,133	2,168	2,150
Total Primary	$44,364		$43,663	$43,389	$43,239	$42,487

Flow
Prime	$40,629		$39,781	$39,251	$38,977	$38,156
Alt-A	1,124		1,191	1,243	1,295	1,350
A minus and below	701		734	762	799	831
Total Flow	$42,454		$41,706	$41,256	$41,071	$40,337

Structured
Prime	$1,155		$1,182	$1,341	$1,349	$1,302
Alt-A	386		397	410	425	441
A minus and below	369		378	382	394	407
Total Structured	$1,910		$1,957	$2,133	$2,168	$2,150

Total
Prime	$41,784		$40,963	$40,592	$40,326	$39,458
Alt-A	1,510		1,588	1,653	1,720	1,791
A minus and below	1,070		1,112	1,144	1,193	1,238
Total Primary	$44,364		$43,663	$43,389	$43,239	$42,487

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	16.5:1	(3)	16.5:1	17.1:1	17.9:1	18.4:1
Risk to capital ratio-Mortgage Insurance combined	17.9:1	(3)	18.0:1	19.1:1	20.3:1	21.2:1

(1)	Includes amounts ceded under our reinsurance agreements, as well as amounts related to the Freddie Mac Agreement.
(2)	Does not include pool risk in force or other risk in force, which combined represent less than 3.0% of our total risk in force for all periods presented.
(3)	Preliminary.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Percentage of Primary Risk in Force by FICO, LTV and Policy Year
Exhibit J

	September 30,	June 30,	March 31,	December 31,	September 30,
($ in millions)	2015	2015	2015	2014	2014
Percentage of primary risk in force by FICO score
Flow
>=740	58.2%	58.1%	58.1%	58.1%	58.0%
680-739	30.3	30.2	30.0	29.7	29.5
620-679	10.3	10.5	10.6	10.8	11.0
<=619	1.2	1.2	1.3	1.4	1.5
Total Flow	100.0%	100.0%	100.0%	100.0%	100.0%

Structured
>=740	28.9%	28.7	31.1%	30.3%	28.7%
680-739	27.9	27.9	28.1	28.5	28.3
620-679	25.2	25.4	24.1	24.3	25.4
<=619	18.0	18.0	16.7	16.9	17.6
Total Structured	100.0%	100.0%	100.0%	100.0%	100.0%

Total
>=740	57.0%	56.7%	56.8%	56.7%	56.6%
680-739	30.2	30.1	29.8	29.6	29.4
620-679	10.9	11.2	11.3	11.6	11.7
<=619	1.9	2.0	2.1	2.1	2.3
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	7.4%	7.6%	7.9%	8.2%	8.6%
90.01% to 95.00%	49.8	49.0	48.2	47.5	46.5
85.01% to 90.00%	34.3	34.6	35.0	35.4	35.8
85.00% and below	8.5	8.8	8.9	8.9	9.1
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	6.8%	7.3%	7.8%	8.2%	8.8%
2006	3.9	4.2	4.4	4.6	4.9
2007	9.1	9.6	10.2	10.6	11.1
2008	6.6	7.0	7.5	7.9	8.3
2009	1.8	2.0	2.3	2.5	2.8
2010	1.5	1.7	2.0	2.1	2.3
2011	3.1	3.5	3.9	4.2	4.5
2012	12.0	13.0	14.2	15.1	16.2
2013	19.2	20.8	22.4	23.8	25.1
2014	18.0	19.0	20.0	21.0	16.0
2015	18.0	11.9	5.3	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans (1)	$1,666	$1,753	$1,883	$2,089	$2,168

(1) Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Claims and Reserves
Exhibit K

	2015			2014
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Net claims paid
Prime	$65,396	$83,489	$76,186	$74,342	$104,440
Alt-A	18,966	23,260	19,999	21,909	26,882
A minus and below	14,028	14,965	15,141	12,600	19,658
Total primary claims paid	98,390	121,714	111,326	108,851	150,980
Pool	8,721	10,798	8,874	8,086	8,880
Second-lien and other	(16)	(53)	(111)	283	490
Subtotal	107,095	132,459	120,089	117,220	160,350
Impact of captive terminations	—	—	(12,000)	—	—
Impact of settlements	61,994	79,557	99,006	—	13,500
Total	$169,089	$212,016	$207,095	$117,220	$173,850

Average claim paid (1)
Prime	$46.2	$48.1	$44.0	$48.7	$49.2
Alt-A	60.2	59.5	54.6	58.7	56.7
A minus and below	42.5	40.1	35.9	39.3	40.3
Total primary average claims paid	47.8	48.7	44.2	49.0	49.0
Pool	51.3	69.7	51.5	46.5	48.0
Second-lien and other	(1.6)	(3.5)	(12.3)	7.6	18.9
Total	$47.8	$49.6	$44.5	$48.2	$48.7

Average primary claim paid (2)	$48.5	$49.6	$45.3	$50.4	$50.0
Average total claim paid (2)	$48.5	$50.4	$45.5	$49.4	$49.6

($ in thousands, except primary reserve per	September 30,	June 30,	March 31,	December 31,	September 30,
primary default amounts)	2015	2015	2015	2014	2014

Reserve for losses by category
Prime	$519,572	$562,918	$640,919	$700,174	$721,811
Alt-A	234,772	256,854	278,350	292,293	308,283
A minus and below	137,441	148,043	163,390	179,103	182,885
IBNR and other	107,179	125,038	167,204	223,114	212,908
LAE	41,464	48,141	53,210	56,164	52,690
Reinsurance recoverable (3)	11,071	11,677	13,365	26,665	21,201
Total primary reserves	1,051,499	1,152,671	1,316,438	1,477,513	1,499,778
Pool insurance	43,234	47,902	62,943	75,785	80,664
IBNR and other	949	891	1,227	1,775	2,468
LAE	1,983	2,353	3,051	3,542	3,434
Total pool reserves	46,166	51,146	67,221	81,102	86,566
Total 1st lien reserves	1,097,665	1,203,817	1,383,659	1,558,615	1,586,344
Second-lien and other	905	975	1,055	1,417	1,787
Total reserves	$1,098,570	$1,204,792	$1,384,714	$1,560,032	$1,588,131

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$26,237	$27,279	$28,423	$27,683	$27,477

(1)	Net of reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(2)	Before reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(3)	Primarily represents ceded losses on captive transactions and quota share reinsurance transactions.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit L

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Default Statistics
Primary Insurance:
Prime
Number of insured loans	812,657	802,719	801,332	797,436	783,414
Number of loans in default	22,328	23,237	25,114	28,246	28,963
Percentage of loans in default	2.75%	2.89%	3.13%	3.54%	3.70%

Alt-A
Number of insured loans	34,166	35,927	37,468	38,953	40,319
Number of loans in default	6,318	6,949	7,480	8,136	8,629
Percentage of loans in default	18.49%	19.34%	19.96%	20.89%	21.40%

A minus and below
Number of insured loans	33,018	34,224	35,425	36,688	37,843
Number of loans in default	7,229	7,490	7,846	8,937	9,251
Percentage of loans in default	21.89%	21.89%	22.15%	24.36%	24.45%

Total Primary
Number of insured loans	879,841	872,870	874,225	873,077	861,576
Number of loans in default (1)	35,875	37,676	40,440	45,319	46,843
Percentage of loans in default	4.08%	4.32%	4.63%	5.19%	5.44%

(1)	Excludes the following number of loans subject to the Freddie Mac Agreement that are in default as we no longer have claims exposure on these loans:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Number of loans in default	2,993	3,246	3,715	4,467	4,824

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Captives, QSR and Persistency
Exhibit M

	2015			2014
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

1st Lien Captives
Premiums ceded to captives	$2,434	$2,700	$2,585	$3,078	$3,096
% of total premiums	1.0%	1.1%	1.1%	1.3%	1.3%
Insurance in force included in captives (1)	2.2%	2.4%	2.5%	2.8%	3.0%
Risk in force included in captives (1)	2.1%	2.2%	2.4%	2.7%	2.9%

Initial Quota Share Reinsurance (“QSR”) Transaction
QSR ceded premiums written	$3,437	$3,822	$4,067	$(4,801)	$4,668
% of premiums written	1.4%	1.5%	1.6%	(1.9)%	1.8%
QSR ceded premiums earned	$5,067	$6,425	$6,018	$(2,869)	$6,578
% of premiums earned	2.1%	2.6%	2.5%	(1.2)%	2.8%
Ceding commissions	$745	$828	$880	$1,108	$1,166
Risk in force included in QSR (2)	$889,298	$954,673	$1,041,383	$1,105,545	$1,170,496

Second QSR Transaction
QSR ceded premiums written	$5,030	$394	$6,529	$9,303	$9,082
% of premiums written	2.0%	0.2%	2.6%	3.7%	3.5%
QSR ceded premiums earned	$7,134	$3,040	$8,768	$8,339	$7,699
% of premiums earned	3.0%	1.2%	3.6%	3.6%	3.3%
Ceding commissions	$1,998	$2,154	$2,285	$3,256	$3,179
Risk in force included in QSR (2)	$1,364,615	$1,440,312	$1,533,677	$1,615,554	$1,546,311

Persistency (twelve months ended) (3)	79.2%	80.1%	82.6%	84.2%	84.3%
Persistency (quarterly, annualized)	80.5%	76.2%	80.3%	83.3%	84.0%

(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Included in primary risk in force.
(3)

Effective March 31, 2015, we refined our persistency calculation to incorporate loan level detail rather than aggregated portfolio data. Prior periods have been recalculated and reflect the current calculation methodology.

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as "anticipate," "may," "will," "could," "should," "would," "expect," "intend," "plan," "goal," "contemplate," "believe," "estimate," "predict," "project," "potential," "continue," "seek," "strategy," "future," "likely" or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management's current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  changes in general economic and political conditions, including unemployment rates, changes in the U.S. housing and mortgage credit markets, declines in home prices and property values, the performance of the U.S. or global economies, the amount of liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, all of which may be impacted by, among other things, legislative activity or inactivity, actual or threatened downgrades of U.S. government credit ratings, or actual or threatened defaults on U.S. government obligations;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers;
  catastrophic events, increased unemployment, home price depreciation or other negative economic changes in geographic regions where our mortgage insurance exposure is more concentrated;
  Radian Guaranty's ability to remain eligible under applicable requirements imposed by the FHFA and the GSEs to insure loans purchased by the GSEs;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs. We expect to distribute to Radian Guaranty a significant amount of our holding company liquidity to support Radian Guaranty's compliance with the PMIERs Financial Requirements, which become effective for existing mortgage insurers on December 31, 2015. Our projections regarding the amount of holding company liquidity that we may distribute to Radian Guaranty to comply with the PMIERs Financial Requirements are based on our estimates of Radian Guaranty's Minimum Required Assets and Available Assets, which may not prove to be accurate, and which could be impacted by: (1) our ability to receive, as expected, GSE approval for the amendments to our existing reinsurance arrangements and to receive the full PMIERs benefit for these arrangements; (2) whether we elect to convert certain holding company assets into PMIERs-compliant Available Assets; (3) factors affecting the performance of our mortgage insurance business, including our level of defaults, prepayments, the losses we incur on new or existing defaults and the credit characteristics of our mortgage insurance; and (4) how much capital we expect to maintain at our mortgage insurance subsidiaries in excess of the amount required to satisfy the PMIERs Financial Requirements. Contributions of holding company cash and investments from Radian Group will leave less liquidity to satisfy Radian Group's future obligations. Depending on the amount of holding company contributions that we make, we may be required or may decide to seek additional capital by incurring additional debt, by issuing additional equity, or by selling assets, which we may not be able to do on favorable terms, if at all;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements, including new capital adequacy standards that currently are being developed by the NAIC and that could be adopted by states in which we write business;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs, including: (1) the implementation of the final PMIERs (including as updated on June 30, 2015 to increase the amount of Available Assets that must be held against risk in force associated with lender paid mortgage insurance originated on or after January 1, 2016), which (a) will increase the amount of capital that Radian Guaranty is required to hold, and therefore, reduce our current returns on subsidiary capital, (b) potentially impact the type of business that Radian Guaranty is willing to write, which could reduce our NIW and market share, (c) impose extensive and more stringent operational requirements in areas such as claim processing, loss mitigation, document retention, underwriting, quality control, reporting and monitoring, among others, that may result in additional costs to achieve and maintain compliance, and (d) require the consent of the GSEs for Radian Guaranty to take certain actions such as paying dividends, entering into various inter-company agreements, and commuting or reinsuring risk, among others; (2) changes that could limit the type of business that Radian Guaranty is willing to write, which could reduce our NIW and market share; (3) changes that could increase the cost of private mortgage insurance, including as compared to the FHA's pricing, or result in the emergence of other forms of credit enhancement; and (4) changes that could require us to alter our business practices and which may result in substantial additional costs;
  our ability to continue to effectively mitigate our mortgage insurance losses, including a decrease in net Rescissions, Claim Denials or Claim Curtailments resulting from an increase in the number of successful challenges to previous Rescissions, Claim Denials or Claim Curtailments (including as part of one or more settlements of disputed Rescissions or Claim Denials), or as a result of the GSEs intervening in or otherwise limiting our loss mitigation practices, including settlements of disputes regarding Loss Mitigation Activities;
  the negative impact that our Loss Mitigation Activities may have on our relationships with our customers and potential customers, including the potential loss of current or future business and the heightened risk of disputes and litigation;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a substantial decrease in the persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income on our mortgage insurance products paid on a monthly installment basis and could decrease the profitability of our mortgage insurance business;
  heightened competition for our mortgage insurance business from others such as the FHA, the U.S. Department of Veterans Affairs and other private mortgage insurers (including with respect to other private mortgage insurers, those that have been assigned higher ratings than we have, that may have access to greater amounts of capital than we do, or that are new entrants to the industry, and therefore, are not burdened by legacy obligations and may be more willing to aggressively price their mortgage insurance offerings to gain market share from more established mortgage insurers) and the impact such heightened competition may have on our returns and our NIW;

  the increased demand from lenders for customized (reduced) rates on mortgage insurance products, which could further reduce our overall average premium rates and returns and, to the extent we decide to limit certain types of business, could adversely impact our NIW and market share;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in effect or scope;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  the adoption of new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied, including, without limitation: (1) the resolution of existing, or the possibility of additional, lawsuits, inquiries or investigations (including an inquiry from the Wisconsin Office of the Commissioner of Insurance to all private mortgage insurers pertaining to customized insurance rates and terms offered to mortgage insurance customers); (2) changes to the Model Act being considered by the NAIC that could include more stringent requirements for Radian Guaranty in states that adopt the new Model Act in the future; and (3) other legislative and regulatory changes (a) impacting the demand for our products, (b) limiting or restricting the products we may offer or increasing the amount of capital we are required to hold, (c) affecting the form in which we execute credit protection, or (d) otherwise impacting our existing businesses or future prospects;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the IRS resulting from the examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance business;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio;
  changes in GAAP or SAP rules and guidance, or their interpretation;
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries; and
  the possibility that we may need to impair the estimated fair value of goodwill established in connection with our acquisition of Clayton, the valuation of which requires the use of significant estimates and assumptions with respect to the estimated future economic benefits arising from certain assets acquired in the transaction such as the value of expected future cash flows of Clayton, Clayton's workforce, expected synergies with our other affiliates and other unidentifiable intangible assets.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz